UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.            )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RideNow Group, Inc.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RideNow Group, Inc.

2677 E. Willis Road

Chandler, AZ 85286

Dear Stockholders:

On behalf of the RideNow team, it is my pleasure to invite you to attend our 2026 Annual Meeting of Stockholders, which is scheduled to be held at 11:00 a.m. PT, with access beginning at 10:45 a.m. PT on Thursday, June 4, 2026.

At the 2026 Annual Meeting, we will be electing nine members of our Board of Directors and conducting an advisory vote to approve named executive officer compensation. We will also be asking our stockholders to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether you own a few or many shares of RideNow stock and whether or not you plan to attend the 2026 Annual Meeting virtually, it is important that your shares be represented at the 2026 Annual Meeting. Your vote is important, and we ask that you please cast your vote as soon as possible.

In closing, I hope you will participate in the 2026 Annual Meeting and ask for your support of our directors and the other items described in the accompanying Proxy Statement. Your participation is important, so please exercise your right to vote.

We look forward to hosting you at the 2026 Annual Meeting.

Sincerely,

Michael Quartieri
Chairman, Chief Executive Officer, and President

April 24, 2026

RideNow Group, Inc.

2677 E. Willis Road

Chandler, AZ 85286

NOTICE OF THE 2026 Annual Meeting of Stockholders

Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of RideNow Group, Inc., a Nevada corporation (“RideNow,” the “Company,” “we,” “us,” or “our”) will be held on Thursday, June 4, 2026 at 11:00 a.m. PT. The Annual Meeting will be held in a virtual format only, via a live webcast on the Internet, with no physical in-person meeting. You will be able to attend, participate, and vote at the Annual Meeting online by visiting www.virtualshareholdermeeting.com/RDNW2026 during the meeting.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)    To elect nine directors, serving for a term until the 2027 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(2)    To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as the “Say on Pay Proposal”;

(3)    To ratify the appointment of BDO USA, P.C. (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026, which we refer to as the “Auditor Proposal”; and

(4)    To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Board of Directors of the Company recommends that you vote FOR the Director Election Proposal, FOR the Say on Pay Proposal, and FOR the Auditor Proposal. Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

The close of business on Wednesday, April 8, 2026 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RideNow Class A common stock and Class B common stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. This notice of Annual Meeting, Proxy Statement, proxy card and copy of the Annual Report for the year ended December 31, 2025 are being distributed to stockholders on or about April 24, 2026.

Your vote at the Annual Meeting is important. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. As more fully described in the accompanying Proxy Statement, you may revoke your proxy and reclaim your right to vote at any time prior to its use.

By order of the Board of Directors of the Company:

Melissa Bengtson
Executive Vice President, Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2026

The accompanying Proxy Statement and the 2025 Annual Report are available at www.proxyvote.com

This Proxy Statement and the accompanying proxy materials (including the letter to stockholders and notice of annual meeting) may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, which statements may be identified by words such as “expects,” “plans”, “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this Proxy Statement and speak only as of such date. Stockholders are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission, as such statements may be updated and amended from time to time, which factors may cause actual future events to differ materially from our expectations as of the date of this Proxy Statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

i

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) contains information relating to the solicitation of proxies by the Board of Directors of the Company (the “Board”) of RideNow Group, Inc. (“RideNow,” the “Company,” “we,” “us,” or “our”) for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Our Annual Meeting will be held in a virtual-only meeting format on Thursday, June 4, 2026 at 11:00 a.m. PT. We believe that hosting a virtual Annual Meeting enables greater stockholder access, attendance and participation, improves meeting efficiency, and provides a consistent experience to all stockholders regardless of location. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/RDNW2026 where you will be able to submit questions and vote online. You will not be able to attend the meeting at a physical location.

The close of business on Wednesday, April 8, 2026 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RideNow Class A common stock (the “Class A common stock”) and Class B common stock (the “Class B common stock”) on the Record Date are entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 50,000 shares of Class A common stock and 38,499,584 shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting. This Proxy Statement and form of proxy are first being mailed to stockholders on or about April 24, 2026.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our Annual Meeting?

Our Annual Meeting will be held for the following purposes:

(1)    To elect nine directors, serving for a term until the 2027 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(2)    To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as the “Say on Pay Proposal”;

(3)    To ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026, which we refer to as the “Auditor Proposal”; and

(4)    To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

How can I access the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. PT on June 4, 2026. To be admitted to the virtual Annual Meeting, you will need to log in at www.virtualshareholdermeeting.com/RDNW2026 using the 16-digit control number found on the proxy card previously mailed or made available to stockholders entitled to vote at the Annual Meeting. Because the Annual Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s audio system. The virtual Annual Meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the Annual Meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Annual Meeting.

Will I be able to ask questions and have these questions answered during the virtual Annual Meeting?

If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/RDNW2026 using the 16-digit control number found on the proxy card. Once you have logged in, you will need to type your question into the “Ask a Question” field and click “Submit.” You may submit questions prior to or during the meeting. Appropriate questions related to the proposals being voted upon will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, as well as rules of conduct and other materials for the Annual Meeting, will be available at www.virtualshareholdermeeting.com/RDNW2026.

What happens if there are technical difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page at www.virtualshareholdermeeting.com/RDNW2026.

What are the voting rights of RideNow stockholders?

For each share of Class A common stock held at the Record Date, a stockholder is entitled to ten votes per share on each of the director nominees and ten votes per share on each other matter properly presented at the Annual Meeting.

For each share of Class B common stock held at the Record Date, a stockholder is entitled to one vote per share on each of the director nominees and one vote per share on each other matter properly presented at the Annual Meeting.

What constitutes a quorum?

The presence in person or by proxy of the holders of one-third (33%) of the shares issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum with respect to all matters presented. If you submit a properly executed proxy or voting instruction card or properly cast your vote via the Internet, your shares will be considered part of the quorum even if you abstain from voting or withhold authority to vote as to a particular proposal. Under Nevada law and pursuant to our Second Amended and Restated Bylaws (the “Amended and Restated Bylaws”), “broker non-votes” will be considered as present for purposes of determining whether a quorum exists.

What are “broker non-votes?”

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under applicable rules, the Director Election Proposal and the Say on Pay Proposal are “non-routine” proposals and as such a broker does not have the discretion to vote on these proposals, if the broker has not received instructions from the beneficial owner of the shares. The Auditor Proposal is a “routine” matter and, as such, brokers have the authority to vote on the Auditor Proposal even if they have not received instructions from the beneficial owner of the shares.

Will my shares be voted if I do not provide my proxy?

If you are the “beneficial owner” of your shares, meaning that your shares are held by a brokerage firm, a bank, or nominee and you do not provide the firm specific voting instructions, such firm, bank, or nominee will not have the authority to vote your shares for the Director Election Proposal or the Say on Pay Proposal, and your shares will not be voted and will be considered “broker non-votes,” with respect to these proposals. We urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or vote before or during the virtual Annual Meeting.

How do I vote?

RideNow stockholders of record on April 8, 2026 have four ways to vote:

•        By Internet at www.proxyvote.com until 11:59 p.m. Eastern Time on June 3, 2026 (have your 16-digit stockholder control number, which can be found on your proxy card, in hand when you access the website);

•        By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on June 3, 2026 (have your 16-digit stockholder control number, which can be found on your proxy card, in hand when you access the website);

•        By mail, by marking, signing, and dating your proxy card and returning it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•        Online during the Annual Meeting at www.virtualshareholdermeeting.com/RDNW2026 (have your 16-digit stockholder control number, which can be found on your proxy card, in hand when you vote online during the meeting).

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on June 3, 2026. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote via the Internet, by signing and mailing a new proxy card with a later date, or by participating in the virtual Annual Meeting and voting in person (only your latest proxy submitted prior to the Annual Meeting or your vote during the virtual Annual Meeting will be counted). However, your participation in the virtual Annual Meeting will not automatically revoke your proxy unless you vote at the virtual Annual Meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to approve each proposal at the Annual Meeting?

Proposal 1 — Director Election Proposal.

In accordance with the Amended and Restated Bylaws and Nevada law, the vote required to elect each director is a plurality vote. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 2 — Say on Pay Proposal.

The vote required to approve the Say on Pay Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Proposal 3 — Auditor Proposal.

The vote required to approve the Auditor Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal. Brokers have the authority to vote on the Auditor Proposal even if they have not received instructions from the beneficial owner of the shares. Therefore, we do not expect any broker non-votes on this proposal.

How does the Board recommend I vote on the proposals? The Board recommends that you vote:

•        FOR Proposal 1: the Director Election Proposal;

•        FOR Proposal 2: the Say on Pay Proposal; and

•        FOR Proposal 3: the Auditor Proposal.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit and sign a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.

With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. RideNow will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. In addition to the use of postal services or the Internet, proxies may be solicited by officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL

Our Board currently consists of nine members, all of whom serve for a term expiring at the Annual Meeting. Miran Maric and Dominick San Angelo were each appointed as members of the Board effective August 9, 2025 and were initially recommended to serve on our Board by Mark Cohen, director and stockholder, and Messrs. Coulter and Tkach, directors and stockholders, respectively. All directors elected at the Annual Meeting will serve for a one-year term, expiring at the 2027 Annual Meeting of Stockholders. Our Board is committed to sound corporate governance principles and practices and believes that stockholders should vote annually for the election of all directors.

Upon the recommendation of our Nominating and Corporate Governance Committee (“N&CG Committee”), our Board has nominated the nine persons listed below to stand for election at the Annual Meeting and serve for a one-year term until the 2027 Annual Meeting of Stockholders and until their successors are duly elected or appointed and qualified or until their earlier death, resignation, disqualification or removal. Each nominee listed below is willing and able to serve as a director of RideNow.

The name, age (as of April 9, 2026), business experience and certain other information regarding each of the director nominees are set forth below. All director nominees were previously nominated by the Company’s N&CG Committee and the full Board.

Name	Age	Position
Mark Cohen	44	Current Director/Director Nominee
William Coulter	70	Current Director/Director Nominee
Miran Maric	37	Current Director/Director Nominee
Rebecca Polak	55	Current Director/Director Nominee
Michael Quartieri	57	Current Director/Director Nominee
Rachel Richards	63	Current Director/Director Nominee
Dominick San Angelo	36	Current Director/Director Nominee
John Rickel	64	Current Director/Director Nominee
Mark Tkach	69	Current Director/Director Nominee

DIRECTOR NOMINEES

Mark Cohen has served as a director of the Company since August 30, 2023. Mr. Cohen is the founder and managing partner of Stone House Capital Management, LLC (“Stone House”), a significant stockholder of the Company, and was appointed to the Board pursuant to the board nomination right granted to Stone House under the Standby Purchase Agreement, dated August 8, 2023, entered into by and among the Company, Stone House, Mark Tkach and William Coulter in connection with the rights offering completed by the Company in December 2023. Mr. Cohen founded Stone House, an SEC registered investment advisor, in 2010. Prior to founding Stone House, he was an Investment Analyst at Force Capital Management, LLC. Mr. Cohen holds a B.S. in Economics from the University of Pennsylvania’s Wharton School.

We believe that Mr. Cohen possesses attributes that qualify him to serve as a member of the Board, including his investment experience in a wide range of public companies, which provides him with valuable insights and perspectives that can assist the Board.

William Coulter has served as a director of the Company since July 14, 2023. Previously, Mr. Coulter served as an executive officer and a director of RideNow and Executive Vice Chairman from August 2021 until February 2022 and as a Board observer from June 14, 2023 through July 14, 2023. Mr. Coulter currently serves as the Manager of Coulter Management Group LLLP, a business Mr. Coulter founded in 2011 to manage multiple auto dealerships and investments in real estate. Prior to joining the Company, Mr. Coulter served as a co-founder of RideNow Powersports with Mr. Tkach. He has significant experience in all aspects of powersports operations, including overseeing RideNow Powersports’ financial and growth strategies from 1989 until it was acquired by the Company in August 2021. Under Mr. Coulter’s leadership, RideNow Powersports grew from a single dealership into the largest powersports group of companies in the United States. Mr. Coulter has worked for auto dealerships for over 50 years and is an owner of several award-winning, Arizona-based auto dealerships.

We believe that Mr. Coulter possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the powersports and automotive sales industries.

Miran Maric has served as a director of the Company since August 9, 2025. Mr. Maric has served as a co-founder of Lady Luck HQ, a gaming marketing brand, since December 2024. Prior to joining Lady Luck HQ, Mr. Maric served as the Senior Vice President, Strategy & Innovation of Asbury Automotive Group (NYSE: ABG) from February 2022 to November 14, 2024. Mr. Maric joined Asbury in November 2015 as Director of Marketing and was appointed as Vice President & Chief Marketing Officer in October 2016. Prior to joining Asbury, Mr. Maric served as Vice President of Digital Strategy for the Larry H. Miller Dealerships from June 2013 to October 2015. From October 2011 to May 2013, Mr. Maric held various management positions with Fiat Chrysler Automobiles including Lead National Digital Marketing Manager, Digital Marketing Manager and District Manager. Mr. Maric co-founded Logic Wireless, an advanced cell phone manufacturer company, in 2008 and served as its Chief Operating Officer until March 2011. Mr. Maric holds a bachelor’s degree in economics and business marketing from the University of Arizona.

We believe that Mr. Maric possesses attributes that qualify him to serve as a member of our Board, including his expertise in marketing, digital transformation, strategy and customer engagement in the automotive industry.

Rebecca Polak has served as a director of the Company since May 9, 2023 and was appointed Vice Chairman and Lead Independent Director on January 13, 2025. Since May 2024, Ms. Polak has served as the CEO of Manhattan Home Design. From October 2020 to June 2022, Ms. Polak served as the Chief Commercial Officer and General Counsel of CarLotz, Inc. (Nasdaq: LOTZ). Prior to joining CarLotz, Ms. Polak was employed at KAR Auction Services, Inc. (NYSE: KAR), now known as Openlane, Inc., and served as its Chief Legal Officer and President of TradeRev from October 2017 to October 2019 and Secretary of KAR from April 2007 until October 2019. Ms. Polak previously served as Executive Vice President and General Counsel for KAR from April 2007 to October 2017, the Assistant General Counsel and Assistant Secretary of ADESA, Inc. from February 2005 to April 2007 and as Vice President of ADESA from December 2006 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault from 2000 to 2005 and with Haynes and Boone from 1995 to 1999. She served as a director of Moatable, Inc. (NYSE: MTBL) from October 2023 to May 2024. Ms. Polak received her J.D. from the Southern Methodist University Dedman School of Law, cum laude, and her B.A. in English from Indiana University Bloomington.

We believe that Ms. Polak possesses attributes that qualify her to serve as a member of our Board, including her executive experience in automotive wholesale and retail operations and her extensive legal and mergers & acquisitions experience, including within the automotive industry.

Michael Quartieri has served as Chief Executive Officer since January 13, 2025, Chairman of the Board since November 16, 2024 and as a director of the Company since April 16, 2024. In addition, Mr. Quartieri served as Interim Chief Financial Officer of the Company from April 2, 2025 until October 20, 2025. He previously served as the Senior Vice President and Chief Financial Officer of Dave & Buster’s Entertainment, Inc. (Nasdaq: PLAY) from January 2022 until June 2024. Mr. Quartieri served as Executive Vice President, Chief Financial Officer and Secretary of LiveOne, Inc. (Nasdaq: LVO) from November 2020 until December 2021. He served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary at RideNow Group, Inc. from November 2015 until June 2020. Mr. Quartieri held various positions at Las Vegas Sands, Corp. (NYSE: LVS) from October 2006 until November 2015, including Senior Vice President, Chief Accounting Officer and Global Controller. He previously spent thirteen years in various positions at Deloitte & Touche. He has served on the board of directors of Gambling.com Group (Nasdaq: GAMB) since July 2022. Mr. Quartieri holds a B.S. Accounting and a M. Acc. from the University of Southern California and maintains a CPA certificate from the State of California.

We believe Mr. Quartieri possesses attributes that qualify him to serve as a member of our Board, including his leadership and accounting experience at numerous public companies, and his financial expertise.

Rachel Richards has served as a director of the Company since March 17, 2025. Ms. Richards has over 38 years of experience in the automotive industry, including 20 years with Ford Motor Company (NYSE: F) and over 18 years with Sonic Automotive (NYSE: SAH). From 2014 until her retirement on January 1, 2025, Ms. Richards served as Chief Marketing Officer and Vice President of Retail Strategy of Sonic Automotive. As a long-standing member of Sonic Automotive’s executive team, she spearheaded the company’s strategic planning process. Over her tenure at Sonic Automotive, she had operational leadership over traffic management, business application development, website management, brand marketing, guest experience and loyalty, and digital and social media marketing. She played a pivotal role in launching EchoPark, Sonic Automotive’s standalone pre-owned vehicle business, and successfully guided the company through the transition from traditional to digital marketing. Additionally, she previously served as the strategic architect and operational leader of Sonic Automotive and EchoPark’s Guest Experience Center. Ms. Richards held various roles at Ford Motor Company from 1984 to 2004. Ms. Richards holds a B.S. in Business Administration from Shippensburg University.

We believe that Ms. Richards possesses attributes that qualify her to serve as a member of our Board, including her expertise in marketing, digital transformation, strategy and customer engagement in the automotive industry.

Dominick San Angelo has served as a director of the Company since August 9, 2025. Mr. San Angelo has served as a shareholder at the law firm Gallagher & Kennedy since January 2023, where he was previously an associate beginning in September 2016. In addition to his legal practice, Mr. San Angelo has been an adjunct professor of business ethics and law at the Colangelo College of Business at Grand Canyon University since August 2019. Mr. San Angelo served as a member of the Board of Directors of the Scottsdale Area Chamber of Commerce from 2020 to 2022. Mr. San Angelo holds juris doctorate and master of arts degrees from Duke University and bachelor of science in business administration and bachelor of arts degrees from the University of Arizona.

We believe that Mr. San Angelo possesses attributes that qualify him to serve as a member of our Board, including his legal and mergers & acquisitions experience, including within the powersports industry.

John Rickel has served as a director of the Company since June 4, 2025. Mr. Rickel served as Senior Vice President and Chief Financial Officer of Group 1 Automotive Inc. (NYSE: GPI) from December 2005 until his retirement in August 2020. At Group 1 Automotive, he was responsible for accounting, tax, treasury, financial reporting, budgeting, business planning, internal controls, investor relations, and IT. From 1984 until joining Group 1 Automotive, Mr. Rickel held a number of executive and managerial positions with Ford Motor Company (NYSE: F), including Chief Financial Officer of Ford Australia, Chief Financial Officer of Ford Europe, and Controller of the Americas. He served on the board of directors of U.S. Express Enterprises, Inc. (NYSE: USX) as the lead independent director, chair of the Nomination and Governance Committee, and member of the Audit Committee from June 2018 until June 2023, when the company was sold to Knight Swift. Mr. Rickel holds a B.S. in Business Administration and a M.B.A. from The Ohio State University.

We believe that Mr. Rickel possesses attributes that qualify him to serve as a member of our Board, including his financial and leadership expertise in the automotive industry and his prior experience as a public company director.

Mark Tkach has served as a director of the Company since December 21, 2023. He served as our Interim Chief Executive Officer and on our Board from June 16, 2023 until November 1, 2023, at which time he became a Board observer. Mr. Tkach previously served as a director and as an executive officer of the Company from August 2021 until February 2022. Mr. Tkach also serves as a consultant for Coulter Management Group, LLLP, a business that manages auto dealerships and investments in real estate. Before joining the Company, Mr. Tkach served as a co-founder of RideNow Powersports and oversaw its strategic growth from 1989 until it was acquired by the Company in August of 2021. Mr. Tkach has over 40 years of experience in powersports operations.

We believe that Mr. Tkach possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the powersports and automotive sales industries.

Board Recommendation

The Board recommends that you vote “FOR” the election of all director nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles is available under the Investors tab of our website at www.RideNow.com. You also may obtain without charge a printed copy of the Code of Business Conduct and Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286.

Board Composition and Board Leadership Structure

The business and affairs of our Company are managed by or under the direction of the Board. The Board is currently composed of nine members. Our Amended and Restated Bylaws provide that if the Chairman of the Board ceases to be an independent director, then the Vice Chairman shall exercise the powers and discharge the duties of the Chairman pursuant to the Amended and Restated Bylaws. Michael Quartieri was elected as an independent director on April 16, 2024 and became Chairman of the Board on November 16, 2024. In connection with Michael Quartieri’s appointment as Chief Executive Officer on January 13, 2025, Mr. Quartieri ceased to be independent and Rebecca Polak was appointed Vice Chairman of the Board and Lead Independent Director. We believe that the current combination of the Chairman and Chief Executive Officer with a Lead Independent Director is appropriate since both Mr. Quartieri and Ms. Polak have significant public company experience and because it allows Mr. Quartieri to leverage his extensive knowledge of the Company’s operations, strategic direction, and the powersports industry to effectively lead both management and the Board, while Ms. Polak’s role as Vice Chairman and Lead Independent Director ensures robust independent oversight of the Board. In her capacity as Lead Independent Director, Ms. Polak presides over executive sessions of the independent directors, serves as a liaison between the independent directors and management, and has the authority to call meetings of the independent directors. The Board periodically reviews its leadership structure and may make changes in the future as it deems appropriate.

The Board held fourteen (14) meetings during the year ended December 31, 2025. In 2025, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.

Our directors are expected to attend our Annual Meeting. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman in advance of the Annual Meeting. All of our directors serving at the time of the 2025 Annual Meeting of Stockholders were in attendance.

Under our Amended and Restated Bylaws, any or all directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Board Committees

Pursuant to our Amended and Restated Bylaws, our Board may designate one or more committees, each consisting of one or more directors, and delegate all the authority of the Board to any such committee, except with regard to certain actions described in the Amended and Restated Bylaws, including those requiring stockholder approval under Nevada law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the N&CG Committee. The charters for the Audit Committee, the Compensation Committee, and the N&CG Committee set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.RideNow.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286.

In addition, the Board may establish special committees. On June 4, 2025, the Board established a non-standing Strategic Alternatives Committee (the “Special Committee”). The Special Committee’s purpose was to represent the interests of the Company and its stockholders in connection with any potential strategic alternative transaction. The Special Committee was dissolved effective September 30, 2025.

The current membership of each standing committee is as shown in the table below.

Audit Committee	Compensation Committee	N&CG Committee
John Rickel (Chair)	Rebecca Polak (Chair)	Rebecca Polak (Chair)
Rebecca Polak	Miran Maric	Rachel Richards
Dominick San Angelo	Rachel Richards	Dominick San Angelo

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of the Audit Committee are John Rickel (Chair), Rebecca Polak, and Dominick San Angelo. Mark Cohen served on our Audit Committee from April 16, 2024 through August 10, 2025, Michael Quartieri served as Chair of the Audit Committee from June 4, 2024 until he was appointed Chief Executive Officer on January 13, 2025. John Rickel replaced Steven Pully as Chair of the Audit Committee on June 4, 2025. The Board has determined that John Rickel is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor (as defined below) is ultimately accountable to the Audit Committee, as representative of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention, and oversight of the work for which our independent auditor is engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. A complete description of the Audit Committee’s responsibilities is included in its charter, which is available at www.RideNow.com.

The Audit Committee held nine (9) meetings during the year ended December 31, 2025.

Compensation Committee

The current members of the Compensation Committee are Rebecca Polak (Chair), Miran Maric, and Rachel Richards. Mark Cohen served on our Compensation Committee from April 16, 2024 through August 10, 2025. Michael Quartieri served on the Compensation Committee from November 19, 2024 until he was appointed Chief Executive Officer on January 13, 2025. Rachel Richards replaced Steven Pully as a member of the Compensation Committee on June 4, 2025. Miran Maric was appointed to the Compensation Committee on August 10, 2025.

The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation. A complete description of the Compensation Committee’s responsibilities is included in its charter, which is available at www.RideNow.com.

The Compensation Committee held seven (7) meetings during the year ended December 31, 2025.

In December 2024, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to assist the Compensation Committee with executive and director compensation, as well as a proposed share increase in 2025 under the Company’s 2017 Stock Incentive Plan (as amended and restated, the “Plan”) and other matters within the scope of the Compensation Committee’s responsibilities. FW Cook does not perform any other work for the Company, does not trade in securities of the

Company, has independence policies that are reviewed annually and will proactively notify the Compensation Committee chair of any potential or perceived conflicts of interest. The Compensation Committee found no conflicts of interest during 2025 with respect to FW Cook.

Nominating and Corporate Governance Committee

The current members of the N&CG Committee are Rebecca Polak (Chair), Dominick San Angelo, and Rachel Richards. Mark Cohen served as Chair of our N&CG Committee from April 16, 2024 through August 10, 2025. Michael Quartieri served on the N&CG Committee from November 19, 2024 until he was appointed Chief Executive Officer on January 13, 2025. Rachel Richards was appointed to the N&CG Committee on March 17, 2025. Dominick San Angelo was appointed to the N&CG Committee on August 10, 2025. Rebecca Polak replaced Mark Cohen as Chair of the N&CG Committee on June 4, 2025.

The N&CG Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof, recommending nominees for election as directors at each annual stockholder meeting, recommending candidates to fill any vacancies on the Board or any committee thereof, and overseeing the evaluation of the Board. A complete description of the N&CG Committee’s responsibilities is included in its charter, which is available at www.RideNow.com.

The N&CG Committee held four (4) meetings during the year ended December 31, 2025.

Special Committee

The members of the Special Committee were Rebecca Polak, Rachel Richards, and John Rickel. The Special Committee was formed by the Board on June 4, 2025, and was responsible for representing the interests of the Company and its stockholders in connection with any potential strategic alternative transaction. The Special Committee, among other things, reviewed and approved the Company’s Amendment No. 10, dated August 10, 2025 (“Amendment No. 10 to the Credit Agreement”), to the Company’s Term Loan Credit Agreement, among the Company, as borrower, the lenders party thereto, and Oaktree Fund Administration, LLC, as administrative agent and collateral agent (the “Credit Agreement”). The Special Committee was dissolved effective September 30, 2025.

The Special Committee held twenty (20) meetings during the year ended December 31, 2025.

Board Role in Risk Oversight

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above, but the full Board has retained responsibility for general oversight of risks and for cybersecurity risks. Senior leadership regularly briefs our Board on our cybersecurity and information security posture and our Board is apprised of cybersecurity incidents deemed to have a moderate or higher business impact, even if immaterial to us. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of internal controls. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

Our Board has determined that Miran Maric, Rebecca Polak, Dominick San Angelo, John Rickel, and Rachel Richards qualify as “independent” directors in accordance with the listing requirements of Nasdaq and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The Nasdaq and SEC independence definitions include a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Executive Vice President and Chief Operating Officer, Cameron Tkach, is the son of Mark Tkach, a member of our Board. There are no other family relationships among any of our directors or executive officers.

Communications with the Company and the Board

Stockholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations, RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286.

Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to RideNow Group, Inc. Board of Directors, Attn: Secretary, 2677 E. Willis Road, Chandler, AZ 85286.

Stockholder Proposals for Next Year’s Annual Meeting

Any stockholder who wishes to present a proposal for action at our next Annual Meeting of Stockholders, to be held in 2027, or to nominate a director candidate for our Board, must submit such proposal or nomination in writing to our Corporate Secretary at RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286. Stockholders interested in submitting a proposal for inclusion in our Proxy Statement for the 2027 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals pursuant to SEC Rule 14a-8 must be received by our Corporate Secretary at RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286 no later than December 25, 2026. These requirements are separate from the requirements set forth in our Amended and Restated Bylaws for proposals submitted outside of the Rule 14a-8 process. Our Amended and Restated Bylaws establish advance notice procedures with regard to director nominations and stockholder proposals that are not submitted for inclusion in our Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be eligible to present a proposal or nomination at the 2027 Annual Meeting of Stockholders, such proposal or nomination must be properly submitted to us as set forth in our Amended and Restated Bylaws and not earlier than the close of business on February 4, 2027 nor later than the close of business on March 6, 2027.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees, not earlier than February 4, 2027 nor later than March 6, 2027. Stockholders should review the specific procedures set forth in the Amended and Restated Bylaws and SEC Rule 14a-19 regarding the exact information required.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2027 Annual Meeting of Stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Clawback Policy

In accordance with SEC and Nasdaq requirements, we have adopted a compensation clawback policy regarding the mandatory recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in our financial statements or material non-compliance with financial reporting requirements under the federal securities laws.

Insider Trading Policy

The Company has adopted an Insider Trading Policy, which governs the purchase, sale and other dispositions of the securities of the Company by the Company’s directors, executive officers and employees. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to the Company. A copy of the Insider Trading Policy has been filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) filed with the SEC.

No Hedging Policy

The Company has not adopted a policy that prohibits hedging or short selling of the securities of the Company.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same mailing address a single copy of the Proxy Statement. Upon written or oral request, the Company will deliver a separate copy of the Proxy Statement to any stockholder at a shared mailing address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to: Investor Relations, RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286, (480) 755-5200.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Summary Compensation Table

The table below shows the compensation of our Chief Executive Officer and President, our former Chief Executive Officer, and our other two most highly compensated executive officers who were serving as executive officers as of December 31, 2025. As a smaller reporting company, these four individuals are the Company’s named executive officers (“NEOs”) for 2025.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Michael Quartieri	2025	$494,711	$22,977	$2,117,000	$675,431	$4,917	(5)	$3,315,036
Chief Executive Officer and President(4)
Michael Kennedy	2025	$32,308	$—	—	$—	$567,888	(7)	$600,196
Former Chief Executive Officer(6)	2024	$525,000	$—	—	$—	$15,411		$540,411
Cameron Tkach	2025	$417,789	$84,250	$367,800	$471,321	$25,000	(9)	$1,366,160
Executive Vice President and Chief Operating Officer(8)
Melissa Bengtson	2025	$276,923	$112,626	$309,201	$286,464	$—		$985,214
Executive Vice President, Chief Legal Officer, and Secretary(10)

____________

(1)      Represents discretionary bonuses, including, for Mr. Quartieri and Ms. Bengtson, a true-up for a whole-year (rather than pro-rated) bonus and, for Mr. Tkach, a true up as though he had been in the Chief Operating Officer position for the full year and a retention bonus.

(2)      Stock awards reflect the aggregate grant date fair value of restricted stock units (“RSUs”) determined pursuant to FASB ASC Topic 718 for RSUs granted during the calendar year. For performance-based awards, the grant date fair value was determined based on the probable outcome of the applicable performance conditions as of the date of grant. Additional information regarding accounting for the performance-based awards granted in 2025 is included in Note 10 of the Notes to the Consolidated Financial Statements included in the 2025 Annual Report. The grant date fair value of the 2025 performance-based awards, assuming maximum performance, would have been as follows: $729,000 for Mr. Quartieri, $194,400 for Mr. Tkach, and $162,000 for Ms. Bengtson. See “Executive Employment Agreements and Other Arrangements” for further details on vesting.

(3)      For 2025, represent cash awards earned under the 2025 Annual Incentive Plan for services performed during 2025 and paid in March 2026.

(4)      Mr. Quartieri was appointed Chief Executive Officer and President effective January 13, 2025.

(5)      Amount for Mr. Quartieri includes board of directors fees of $4,917.

(6)      Mr. Kennedy served as Chief Executive Officer from November 1, 2023 until his employment was terminated on January 13, 2025.

(7)      In connection with his separation from the Company, Mr. Kennedy received $18,639 as a payout for unused PTO benefits and $525,000 as severance benefits. In addition, the Company paid medical benefits of $24,248 on Mr. Kennedy’s behalf.

(8)      Mr. Tkach was appointed Executive Vice President and Chief Operating Officer effective January 13, 2025.

(9)      Amount for Mr. Tkach includes relocation expenses paid by the Company, which included the packing and moving of household goods.

(10)    Ms. Bengtson was appointed Executive Vice President, Chief Legal Officer, and Secretary effective April 14, 2025.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2025.

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock that Have Not Vested (RSUs) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (PSUs) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)(1)
Michael Quartieri(2)	1/13/2025	400,000	2,208,000	—	—
	6/4/2025	—	—	450,000	2,529,000
Cameron Tkach(3)	2/2/2023	2,273	12,547	—	—
	3/19/2024	9,470	52,274	14,205	78,412
	6/4/2025	190,000	1,048,800	120,000	662,400
Melissa Bengtson(4)	6/4/2025	160,000	883,200	100,000	552,000
Michael Kennedy(5)	—	—	—	—	—

____________

(1)      Determined by multiplying the closing price of the Class B common stock on December 31, 2025, $5.52, by the number of shares of Class B common stock underlying the RSUs.

(2)      On January 13, 2025, Mr. Quartieri was granted 400,000 time-based RSUs that are eligible to vest ratably over three years starting on January 13, 2026. On June 4, 2025, Mr. Quartieri was granted 450,000 performance-based RSUs (PSUs) that are eligible to vest in equal installments when the closing price of the Class B common stock remains at or above the following price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: $11.00, $17.00 and $23.00. Because the threshold performance level of the performance-based RSUs (PSUs) was not met in 2025, the threshold number of shares is reported in the table.

(3)      Mr. Tkach’s outstanding awards include certain grants prior to his appointment as an executive officer of the Company. On February 2, 2023, Mr. Tkach was granted 2,273 time-based RSUs that vest in equal installments on each of the three anniversaries following the grant date. On March 19, 2024, Mr. Tkach was granted 9,470 time-based RSUs that vest in equal installments on each of the three anniversaries following the grant date and 14,205 performance-based RSUs (PSUs) that vest when the closing price of the Class B common stock remains at or above the following price targets for at least 30 consecutive trading days prior to the third anniversary of the grant date: $12.00, $17.00, and $22.00. On June 4, 2025, Mr. Tkach was granted (i) 190,000 time-based RSUs that vest ratably over three years starting on January 13, 2026 and (ii) 120,000 performance-based RSUs that are eligible to vest in equal installments when the closing price of the Class B common stock remain at or above the following price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: $11.00, $17.00 and $23.00. Because the threshold performance level of the performance-based RSUs (PSUs) was not met in 2025, the threshold number of shares is reported in the table.

(4)      On June 4, 2025, Ms. Bengtson was granted (i) 160,000 time-based RSUs that were eligible to vest ratably over three years starting on April 14, 2026 and (ii) 100,000 performance-based RSUs (PSUs) that were eligible to vest in equal installments when the closing price of the Class B common stock remained at or above the following price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: $11.00, $17.00 and $23.00. Because the threshold performance level of the performance-based RSUs (PSUs) was not met in 2025, the threshold number of shares is reported in the table.

(5)      Mr. Kennedy’s unvested option awards were forfeited in connection with his employment termination on January 13, 2025.

Option Grant Practices

The Company does not grant stock options in anticipation of the release of material nonpublic information, and the Company does not time the release of material nonpublic information based on option grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such stock option grants with the intent of benefiting an award recipient. The Company approved an Equity Granting Policy in July 2024, which was amended in March 2026, and a Non-Employee Director Compensation Policy in March 2026 that applies to grants made pursuant to the Plan. The Non-Employee Director Compensation Policy provides that equity grants to non-employee directors shall be automatically granted on the date of the annual meeting of stockholders, and the Equity Granting Policy provides that the grant date of awards to officers and employees shall generally be the second trading day after the next public announcement of quarterly or financial results following the Compensation Committee’s approval of such awards. Annual equity grants are generally to be approved at the Compensation Committee meeting held in March and new hire, promotion or retention grants are to be granted on a quarterly basis. The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments.

Executive Employment Agreements and Other Arrangements

Principal Executive Officer (Current)

Michael Quartieri, Chief Executive Officer and President

The Company entered into an employment agreement with Mr. Quartieri on January 28, 2025 in connection with his appointment as Chief Executive Officer and President of the Company effective as of January 13, 2025 (the “Quartieri Employment Agreement”). Pursuant to the Quartieri Employment Agreement, Mr. Quartieri was entitled to (i) an annual base salary of $525,000, (ii) an annual performance-based bonus with a target bonus amount of 100% of his annual base salary (prorated for partial years), (iii) a one-time grant of 400,000 time-based RSUs under the Plan (the “Quartieri RSUs”), and (iv) subject to and conditioned on stockholder approval increasing the share reserve under the Plan at the 2025 annual meeting of stockholders, a one-time grant of 450,000 performance units (the “Quartieri PSUs”) under the Plan. For 2025, the Compensation Committee determined, based on Mr. Quartieri’s exceptional dedication to the Company, support in the Company’s refinancing and the Company’s performance, to pay Mr. Quartieri’s bonus as though he had been employed for a full year (rather than pro-rated). Subject to Mr. Quartieri’s continued service with the Company through the applicable vesting date and his continued compliance with any restrictive covenants by which he is bound, (a) the Quartieri RSUs will vest in three substantially equal installments on each of the first, second, and third anniversaries of his employment commencement date and (b) the Quartieri PSUs will vest in the following amounts when the closing price of the Class B common stock remains at or above the following closing price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: 150,000 at $11.00; 150,000 at $17.00; and 150,000 at $23.00.

Pursuant to the Quartieri Employment Agreement, in the event Mr. Quartieri’s employment is terminated by the Company without “Cause” or if Mr. Quartieri resigns for “Good Reason”, as such terms are defined in the Quartieri Employment Agreement, subject to Mr. Quartieri’s execution of a general release of claims in favor of the Company, Mr. Quartieri will be entitled to receive cash severance benefits that consist of twelve months of continued base salary and twelve months of Company paid COBRA continuation coverage. In the event Mr. Quartieri’s employment is terminated by the Company with “Cause,” Mr. Quartieri resigns without “Good Reason”, or due to Mr. Quartieri’s death or disability, Mr. Quartieri will be entitled to receive only any accrued obligations, as described in the Quartieri Employment Agreement.

The Quartieri Employment Agreement also includes certain restrictive covenants, including non-competition and non-solicitation during the term of his employment and for twelve months thereafter, as well as confidentiality obligations that apply both during the term of his employment and thereafter.

Other Named Executive Officers (Current)

Cameron Tkach, Executive Vice President and Chief Operating Officer

The Company entered into an employment agreement with Mr. Tkach on January 28, 2025 in connection with his appointment as Executive Vice President and Chief Operating Officer of the Company effective as of January 13, 2025 (the “Tkach Employment Agreement”). Pursuant to the Tkach Employment Agreement, Mr. Tkach is entitled to (i) an annual base salary of $425,000, (ii) a one-time cash bonus of $25,000, (iii) an annual performance-based bonus with a target bonus opportunity of 85% of his annual base salary, and (iv) an annual equity grant commencing in 2025 of time-based and performance-based restricted stock units with a target incentive opportunity equal to 85% of his annual base salary. For 2025, the Compensation Committee determined, based on Mr. Tkach’s exceptional dedication to the Company, support in the Company’s refinancing and the Company’s performance, to pay Mr. Tkach’s bonus as though he had been in the Chief Operating Officer position for a full year (rather than pro-rated). In addition to the $25,000 discretionary bonus provided under the Tkach Employment Agreement, the Compensation Committee determined to pay Mr. Tkach a discretionary retention bonus of $50,000. Subsequent to entering into the Tkach Employment Agreement, in lieu of an annual equity grant commencing in

2025, the Compensation Committee awarded Mr. Tkach, subject to and conditioned on stockholder approval increasing the share reserve under the Plan at the 2025 annual meeting of stockholders, (a) a one-time grant of 190,000 time-based RSUs under the Plan (the “Tkach RSUs”) and (b) a one-time grant of 120,000 PSUs under the Plan (the “Tkach PSUs”). Subject to Mr. Tkach’s continued service with the Company through the applicable vesting date and his continued compliance with any restrictive covenants by which he is bound, (y) the Tkach RSUs vest in three substantially equal installments on each of the first, second, and third anniversaries of his employment commencement date and (z) the Tkach PSUs vest in the following amounts when the closing price of the Class B common stock remains at or above the following closing price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: 40,000 at $11.00; 40,000 at $17.00; and 40,000 at $23.00.

Pursuant to the Tkach Employment Agreement, in the event Mr. Tkach’s employment is terminated by the Company without “Cause” or if Mr. Tkach resigns for “Good Reason” (each as defined in the Tkach Employment Agreement), subject to Mr. Tkach’s execution of a general release of claims in favor of the Company, Mr. Tkach will be entitled to receive cash severance benefits that consist of twelve months of continued base salary and twelve months of Company paid COBRA continuation coverage. In the event Mr. Tkach’s employment is terminated by the Company with “Cause,” Mr. Tkach resigns without “Good Reason”, or due to Mr. Tkach’s death or disability, Mr. Tkach will be entitled to receive only any accrued obligations, as described in the Tkach Employment Agreement.

The Tkach Employment Agreement also includes certain restrictive covenants, including non-competition and non-solicitation during the term of his employment and for twelve months thereafter, as well as confidentiality obligations during the term of his employment and thereafter.

Melissa Bengtson, Executive Vice President, Chief Legal Officer, and Secretary

The Company entered into an employment agreement with Ms. Bengtson in connection with her appointment as Executive Vice President and Chief Legal Officer of the Company effective as of April 14, 2025 (the “Bengtson Employment Agreement”). Pursuant to the Bengtson Employment Agreement, Ms. Bengtson is entitled to (i) an annual base salary of $400,000, (ii) an annual performance-based bonus with a target bonus amount of 75% of her annual base salary (prorated for partial years), and subject to and conditioned on stockholder approval increasing the share reserve under the Plan at the 2025 annual meeting of stockholders, (a) a one-time grant of 160,000 time-based RSUs under the Plan (the “Bengtson RSUs”) and (b) a one-time grant of 100,000 PSUs under the Plan (the “Bengtson PSUs”). For 2025, the Compensation Committee determined, based on Ms. Bengtson’s exceptional dedication to the Company, support in the Company’s refinancing and the Company’s performance, to pay Ms. Bengtson’s bonus as though she had been employed for a full year (rather than pro-rated). Subject to Ms. Bengtson’s continued service with the Company through the applicable vesting date and her continued compliance with any restrictive covenants by which she is bound, (y) the Bengtson RSUs will vest in three substantially equal installments on each of the first, second, and third anniversaries of her employment commencement date and (z) the Bengtson PSUs will vest in the following amounts when the minimum closing price of the Class B common stock remains at or above the following closing price targets for at least 20 consecutive trading days prior to the third anniversary of the grant date: 33,000 at $11.00; 33,000 at $17.00; and 34,000 at $23.00.

Pursuant to the Bengtson Employment Agreement, in the event Ms. Bengtson’s employment is terminated by the Company without “Cause” or if Ms. Bengtson resigns for “Good Reason”, as such terms are defined in the Bengtson Employment Agreement, subject to Ms. Bengtson’s execution of a general release of claims in favor of the Company, Ms. Bengtson will be entitled to receive cash severance benefits that consist of six months of continued base salary and six months of Company-paid COBRA continuation coverage. In the event Ms. Bengtson’s employment is terminated by the Company with “Cause,” Ms. Bengtson resigns without “Good Reason”, or due to Ms. Bengtson’s death or disability, Ms. Bengtson will be entitled to receive only any accrued obligations, as described in the Bengtson Employment Agreement.

The Bengtson Employment Agreement also includes certain restrictive covenants, including non-solicitation during the term of her employment and for twelve months thereafter, as well as confidentiality during the term of her employment and thereafter.

Principal Executive Officer (Former)

Michael Kennedy

The Company entered into an employment agreement with Mr. Kennedy in connection with his appointment as Chief Executive Officer of the Company (the “Kennedy Employment Agreement”) effective as of November 1, 2023. Pursuant to the Kennedy Employment Agreement, Mr. Kennedy was entitled to (i) an annual base salary of $525,000, (ii) discretionary annual performance-based bonus compensation with a target of up to 100% of his annual base salary, and (iii) a one-time grant of performance-based stock options to purchase 825,000 shares of the Class B common stock (the “Kennedy Performance Option Award”) at an exercise price equal to the closing price of the Class B common stock on the day before the date of the grant. The Company and Mr. Kennedy entered into an Option Award Agreement on December 13, 2023 reflecting the exercise price of $5.85 per share for the Kennedy Performance Option Award. Subject to Mr. Kennedy’s continuous employment and the other terms of the grant, the options were eligible to vest in the following amounts when the closing price of the Class B common stock remained at or above the following closing price targets for at least 30 consecutive trading days: 125,000 at $12.00; 175,000 at $17.00; 200,000 at $22.00; 225,000 at $35.00; and 100,000 at $40.00. The options were eligible to vest no later than the fifth anniversary of the grant date and vested options were required to be exercised within ten years of the grant date. The Kennedy Performance Option Award did not vest prior to Mr. Kennedy’s termination of employment, and it was forfeited in connection with Mr. Kennedy’s termination of employment, as described below.

Pursuant to the terms of the Kennedy Employment Agreement, in the event Mr. Kennedy’s employment was terminated by the Company without “Cause” or if Mr. Kennedy resigned for “Good Reason”, as such terms were defined in the Kennedy Employment Agreement, subject to certain conditions, Mr. Kennedy would have been entitled to receive cash severance benefits of twelve months of continued base salary and twelve months of Company paid COBRA continuation coverage. In the event Mr. Kennedy’s employment was terminated by the Company with “Cause,” Mr. Kennedy resigned without “Good Reason”, or due to Mr. Kennedy’s death or disability, Mr. Kennedy would have been entitled to receive only any accrued obligations, as described in the Kennedy Employment Agreement.

The Kennedy Employment Agreement also included certain restrictive covenants, including non-competition, non-solicitation, and confidentiality, which continue to apply even following Mr. Kennedy’s termination of employment, as described below.

Mr. Kennedy’s employment with the Company terminated without “Cause” on January 13, 2025 (the “Kennedy Separation Date”). On January 24, 2025, the Company entered into a separation agreement with Mr. Kennedy (the “Kennedy Separation Agreement”). Pursuant to the Kennedy Separation Agreement and in accordance with the Kennedy Employment Agreement, Mr. Kennedy received certain benefits, consisting of (i) continued payment of base salary for 12 months following the Kennedy Separation Date, in an amount equal to $525,000 and (ii) continued payment of Mr. Kennedy’s (and his eligible dependents) monthly COBRA payment for 12 months following the Kennedy Separation Date. Additionally, under the Kennedy Separation Agreement, (i) Mr. Kennedy is entitled to any accrued and unpaid base salary through the Kennedy Separation Date, unreimbursed expenses and any benefits under the Company’s employee benefit plans in accordance with their terms, (ii) Mr. Kennedy is not entitled to any bonus with respect to 2024 or any other year, and (iii) given none of the options under the Kennedy Performance Option Award have vested, such options automatically terminated and were forfeited without consideration as of the Kennedy Separation Date and Mr. Kennedy’s right to vest in such options terminated as of the Kennedy Separation Date. Pursuant to the Kennedy Separation Agreement, Mr. Kennedy agreed to a general release of all claims against the Company and its affiliates and confirmed that certain provisions contained in the Kennedy Employment Agreement, including certain restrictions relating to the disclosure of proprietary information, non-solicitation and non-competition, defense of claims, ownership of intellectual property, withholdings and deductions, remain in full force and effect. The Kennedy Separation Agreement also contains customary terms applicable to the departure of an executive of the Company, including confidentiality and non-disparagement obligations.

Director Compensation

No changes were made to the non-employee director compensation program for 2025, with the exception of the special fees provided to the members of the Special Committee. Non-employee directors receive an annual cash retainer of $65,000 and an annual award of $100,000 in RSUs priced at the grant date fair value. Committee chairs and members receive additional cash retainers as follows.

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
N&CG Committee	$10,000	$5,000

In addition, the lead independent director receives an annual cash retainer of $35,000 and each member of the Special Committee received an additional cash retainer of $20,000 in 2025.

The following table summarizes the compensation paid to our non-employee directors in the year ended December 31, 2025. Each of the non-employee directors elected at the 2025 Annual Meeting received their annual equity grant in June 2025.
Name	Fees Earned in Cash	Stock Awards(1)	All Other Compensation	Total
Mark Cohen(2)	$81,739	$100,000	$—	$181,739
William Coulter	$65,000	$100,000	$—	$165,000
John Rickel	$68,875	$100,000	$—	$168,875
Rebecca Polak	$150,789	$100,000	$—	$250,789
Steven Pully(3)	$39,236	$—	$—	$39,236
Rachel Richards(4)	$79,565	$115,179	$—	$194,744
Mark Tkach	$65,000	$100,000	$—	$165,000
Dominick San Angelo(5)	$31,481	$—	$—	$31,481
Miran Maric(5)	$28,546	$—	$—	$28,546

____________

(1)      Stock awards reflect the aggregate grant date fair value of RSUs granted during the calendar year, determined pursuant to FASB ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)      Mr. Cohen’s RSUs are held in an account for the benefit of SH Capital Partners, L.P. (an entity controlled by Mr. Cohen) (“SH Capital”), and upon the applicable vesting date, the shares are intended to be transferred to SH Capital.

(3)      Mr. Pully resigned from the Board effective June 4, 2025. The compensation reported in the table above reflects amounts earned by Mr. Pully for his service as a director through such date.

(4)      Of the amount reported in the “Stock Awards” column, $15,179 relates to RSUs granted in June 2025 that vested immediately upon grant in respect of Ms. Richards’ pro-rated Board service from March 17, 2025 through the date of the 2025 Annual Meeting.

(5)      Mr. Maric and Mr. San Angelo were each appointed to the Board effective August 9, 2025, which was subsequent to the 2025 Annual Meeting. The compensation reported in the table above reflects amounts earned by each of Mr. Maric and Mr. San Angelo for service as a director following such appointment.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2025 with respect to all of our compensation plans under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance(2)
Equity compensation plans approved by stockholders	200	$81.60	653,740
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	200	$81.60	653,740

____________

(1)      This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding RSUs issued under the Plan.

(2)      As of December 31, 2025, the number of shares of Class B common stock authorized under the Plan was 5,791,461. As of December 31, 2025, 653,740 shares of Class B common stock were available for future issuance.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for fiscal years 2025, 2024 and 2023. Note that for our NEOs, other than our PEOs, compensation is reported as an average.

	PEO						Non-PEO
Year	Summary Compensation Table Total for PEO-1(1)(2)	Summary Compensation Table Total for PEO-2(1)(2)	Summary Compensation Table Total for PEO-3(1)(2)	Compensation Actually Paid to PEO-1(3)	Compensation Actually Paid to PEO-2(3)	Compensation Actually Paid to PEO-3(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based on TSR(6)	Net Income/ (Loss) ($M)(7)
2025	$600,196	$3,315,036	$—	$(2,109,804)	$4,877,536	$—	$1,175,687	$2,146,444	$85.32	$(52.4)
2024	$540,411	$—	$—	$(339,589)	$—	$—	$486,747	$337,688	$83.93	$(78.6)
2023	$2,299,970	$841,480	$3,666,731	$500,267	$376,930	$5,766,731	$2,403,881	$1,833,851	$125.81	$(215.5)

____________

(1)      During the fiscal year 2025, the PEOs were Michael Kennedy (“PEO-1”) and Michael Quartieri (“PEO-2”). During fiscal year 2024, the PEO was Michael Kennedy (“PEO-1”). During fiscal year 2023, the PEOs were Marshall Chesrown (“PEO-1”), Mark Tkach (“PEO-2”), and Michael Kennedy (“PEO-3”). During fiscal year 2025, the non-PEO NEOs were Cameron Tkach and Melissa Bengtson. During fiscal year 2024, the non-PEO NEOs were Tiffany Kice, Brandy Treadway and Blake Lawson. During fiscal year 2023, the non-PEO NEOs were Blake Lawson, Michael Francis, and Peter Levy.

(2)      The amounts reported as “Summary Compensation Table Total” for each PEO are the amounts reported for the applicable individual in the “Total” column of the Company’s Summary Compensation Table for the applicable fiscal year.

(3)      “Compensation Actually Paid to PEO” is computed in accordance with Item 402(v) of Regulation S-K and reflects the applicable PEO’s Summary Compensation Table total for the applicable year, with adjustments to reflect the amounts required to be included or excluded for “compensation actually paid.” The following table sets forth the adjustments made to the Summary Compensation Table totals for each applicable PEO for each year presented to arrive at “compensation actually paid”:

	2025		2024		2023
	PEO-1	PEO-2	PEO-1		PEO-1	PEO-2	PEO-3
SCT Total for PEOs	$600,196	$3,315,036		$540,411	$2,299,970	$841,480	$3,666,731
Reported Value of Equity Awards		$(2,117,000)		$—	$(1,637,999)	$(464,550)	$(3,590,000)
Adjustments
Year End Fair Value of Awards Granted in Current Year that Remain Unvested at Year End		$3,679,500		$—	$—	$—	$5,690,000
Vesting Date Fair Value of Awards Granted in Current Year that Vested during Current Year			$		$96,409	$400,675	$—
Change in Fair Value of Awards Granted in Prior Years				$(880,000)	$—	$—	$—
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year			$		$9,085	$—	$—
Prior Year End Fair Value of Awards that were Forfeited in Current Year			$		$(267,198)	$—	$—
Total Equity Adjustments				$(880,000)	$(161,704)	$400,675	$5,690,000
Compensation Actually Paid to PEO	$(2,109,804)	$4,877,536		$(339,589)	$500,267	$777,605	$5,766,731

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate compensation actually paid to the PEOs were not materially different from those used in the Company’s grant date fair value calculations for such awards.

(4)      The dollar amounts reported represent the average of the amounts reported for the Non-PEO NEOs for the applicable fiscal year in the “Total” column of the Company’s Summary Compensation Table.

(5)      “Average Compensation Actually Paid to Non-PEO NEOs” is computed in accordance with Item 402(v) of Regulation S-K and represents the average “compensation actually paid” to the individuals who were Non-PEO NEOs for the applicable year (computed using the same methodology applied to the PEOs, on an average basis). The following table sets forth the adjustments made, on an average basis, to the average Summary Compensation Table total for each year presented to arrive at “average compensation actually paid” to our Non-PEO NEOs:

	2025		2024		2023
Average SCT Total for Non-PEO NEOs		$1,175,687		$486,747	$1,391,832
Reported Value of Equity Awards		$(338,501)		$(216,075)	$(540,976)
Adjustments
Year End Fair Value of Awards Granted in Current Year that Remain Unvested at Year End		$1,325,360		$167,504	$99,132
Vesting Date Fair Value of Awards Granted in Current Year that Vested during Current Year	$		$		$621,912
Change in Fair Value of Awards Granted in Prior Years		$(8,421)	$		$2,909
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year		$(7,682)		$17,175	$40,542
Prior Year End Fair Value of Awards that were Forfeited in Current Year		$—		$(151,087)	$(137,138)
Average Compensation Actually Paid to Non-PEO NEOs		$2,146,444		$337,688	$1,268,757

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate average compensation actually paid to the Non-PEO NEOs were not materially different from those used in the Company’s grant date fair value calculations for such awards.

(6)      The amounts reported represent the measurement period value of an investment of $100 in our Class B common stock, measured from the closing price on December 30, 2022 (the last trading day of fiscal year 2022), through the closing prices on December 29, 2023, December 31, 2024 and December 31, 2025 (each, the last trading day of the applicable fiscal year), in each case, based on the closing price per share on such date.

(7)      The amounts reported represent net income (loss) for the applicable fiscal year calculated in accordance with U.S. GAAP. The year ended December 31, 2023 includes a $60.1 million impairment of goodwill and franchise rights. The year ended December 31, 2024 includes a $39.3 million impairment of franchise rights. The year ended December 31, 2025 includes a $34.8 million impairment of goodwill and franchise rights.

Narrative Disclosure to Pay Versus Performance Table

As a smaller reporting company, we are providing the scaled pay-versus-performance disclosure required by Item 402(v) of Regulation S-K for the fiscal years 2023, 2024 and 2025. The graphs below display the relationship between compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s total stockholder return (based on a fixed investment of $100 on December 31, 2022) and Net Income for the years presented.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid to PEO 1
Compensation Actually Paid to PEO 2
Compensation Actually Paid to PEO 3
Average Compensation Actually Paid to Non-PEO NEO's
Net Income (Loss)
Compensation Actually Paid
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$(3,000,000)
2023
2024
2025
Net Income ($M)
$0
-$50
-$100
-$150
-$200
-$250

EXECUTIVE OFFICERS

Name	Age	Position
Michael Quartieri	57	Chairman, Chief Executive Officer, and President
Cameron Tkach	35	Executive Vice President and Chief Operating Officer
Melissa Bengtson	49	Executive Vice President, Chief Legal Officer and Secretary
Joshua Barsetti	46	Executive Vice President and Chief Financial Officer

The following is certain biographical information describing the business experience of our executive officers as of the date of this filing.

Michael Quartieri has served as Chief Executive Officer since January 13, 2025, Chairman of the Board since November 16, 2024 and as a director of the Company since April 16, 2024. Mr. Quartieri served as Interim Chief Financial Officer from April 2, 2025 until October 20, 2025. Mr. Quartieri’s biography appears earlier in this Proxy Statement. See “Director Nominees.”

Cameron Tkach has served as Executive Vice President and Chief Operating Officer since January 13, 2025. Mr. C. Tkach has more than 15 years of experience in the powersports industry and began his career with RideNow Powersports, which was acquired by the Company in August 2021. Prior to his current position with the Company, Mr. C. Tkach served in the following roles at RideNow Powersports: Vice President of Pre-Owned Inventory from April 2024 until June 2024, Director of Pre-Owned Inventory from December 2023 until April 2024, Director of National Retail Operations from November 2022 until December 2023, Director of Special Projects from March 2022 until November 2022 and Executive Team Leader from January 2019 until March 2022. Mr. C. Tkach also held other various positions at RideNow Powersports, including Sales Manager, Finance Manager, General Manager and Operations Director.

Melissa Bengtson has served as Executive Vice President, Chief Legal Officer and Secretary since April 14, 2025. Previously, Ms. Bengtson was Senior Vice President, Chief of Corporate and Governance Affairs and Secretary at Fanatics Holdings, Inc., a global digital sports platform company, from February 2022 to April 2025 and Senior Vice President, Deputy General Counsel at Light & Wonder, Inc. (Nasdaq: LNW), a cross-platform global games company, from November 2017 to February 2022. Prior to that time, Ms. Bengtson worked at two international law firms, including as a Corporate & Securities Partner at DLA Piper LLP (US). Ms. Bengtson holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University, an M.B.A. from Northern Arizona University, and a B.A. in Business Management and Accounting, from Alverno College.

Joshua Barsetti has served as Executive Vice President and Chief Financial Officer since October 20, 2025. Previously, Mr. Barsetti served as the Vice President, Corporate Controller, and Principal Accounting Officer of Buyerlink Inc. (“Buyerlink”) from January 1, 2025 to October 17, 2025. Prior to Buyerlink, Mr. Barsetti served as Vice President, Corporate Controller, and Principal Accounting Officer of AutoWeb, Inc. (Nasdaq: AUTO) from January 2022 to December 2024. Mr. Barsetti served as Chief Audit Executive from May 2021 to January 2022 and Director of SOX and Internal Control from June 2020 to May 2021 for Zovio Inc (Nasdaq: ZVO). Mr. Barsetti was also employed by Cavco Industries, Inc. (“Cavco”) (Nasdaq: CVCO), serving as Chief Accounting Officer from August 2018 to May 2020, Corporate Controller from August 2017 to August 2018, and Chief Audit Executive from September 2014 to August 2017. Prior to Cavco, Mr. Barsetti held various roles in internal audit and financial reporting for other public companies, including Universal Technical Institute, Inc. (NYSE: UTI) and Viad Corp (NYSE: VVI) (now known as Pursuit Attractions and Hospitality, Inc.). Mr. Barsetti is a Certified Public Accountant and received his Bachelor of Science, Accounting degree from Northern Arizona University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 8, 2026, 50,000 shares of Class A common stock and 38,499,584 shares of Class B common stock were issued and outstanding. The following table sets forth certain information as to the security ownership of each of our directors and director nominees, each of our NEOs, all of our directors and executive officers as a group, and each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock. The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 8, 2026. Except as otherwise indicated and to the best of our knowledge, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated, none of the shares listed below are held under a voting trust or similar agreement, and there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our Company.

Unless otherwise noted below, the address of each person listed on the table is c/o RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286.

Beneficial Ownership of Named Executive Officers, Directors, and Director Nominees	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)	Class B Common Stock Beneficially Owned(1)	Percentage of Class B Common Stock Beneficially Owned (%)(1)
Mark Cohen(2)	—	—	7,166,074	18.6%
William Coulter	—	—	6,839,711	17.7%
Miran Maric	—	—	—	—
Rebecca Polak	—	—	145,566	*	%
Michael Quartieri	—	—	165,467	*	%
Dominick San Angelo(3)	—	—	1,350	*	%
Rachel Richards	—	—	71,098	*	%
John Rickel	—	—	61,728	*	%
Mark Tkach	—	—	6,933,082	18.0%
Cameron Tkach	—	—	87,767	*	%
Melissa Bengtson	—	—	53,333	*	%
Michael Kennedy	—	—	—	—
All executive officers and directors as a group (12 persons)(4)	—	—	21,525,176	55.3%

Beneficial Ownership of 5% or more
Stone House Capital Management, LLC(5)	—	—	7,104,346	18.5%
Nantahala Capital Management, LLC(6)	—	—	3,066,537	8.0%
Berrard Holdings LP(7)	6,250	12.5%	84,501	*	%
Marshall Chesrown	43,750	87.5%	—	—

____________

*        Represents beneficial ownership of less than 1%.

(1)      In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 8, 2026 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)      Based on the Schedule 13D/A filed with the SEC on August 27, 2025 and information known to us, Mr. Cohen beneficially owns 7,166,074 shares of our outstanding Class B common stock, with shared voting and dispositive power over 7,104,346 shares of our Class B common stock. SH Capital is the record and direct beneficial owner of 7,104,346 shares of our Class B common stock. Stone House is the general partner and investment manager of, and may be deemed to beneficially own securities owned by, SH Capital. Mr. Cohen is the managing member of, and may be deemed to beneficially own securities owned by, Stone House.

(3)      All shares are held in a 401(k) account.

(4)      Includes 423,701 shares of Class B common stock issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through conversion within 60 days of April 8, 2026.

(5)      Based solely on the Schedule 13D/A filed with the SEC on August 27, 2025 by Stone House which reported that, as of August 26, 2025, Stone House beneficially owned 7,104,346 shares of our outstanding Class B common stock, with shared voting and dispositive power over 7,104,346 shares of our Class B common stock. SH Capital is the record and direct beneficial owner of the shares. Stone House is the general partner and investment manager of, and may be deemed to beneficially own securities owned by, SH Capital. The address for Stone House Capital Management, LLC is 1019 Kane Concourse, Suite 202, Bay Harbor Islands, Florida 33154.

(6)      Based solely on the Schedule 13G/A filed with the SEC on November 14, 2024, by Nantahala Capital Management, LLC (“Nantahala”) which reported that, as of September 30, 2024, Nantahala beneficially owned 3,066,537 shares of our outstanding Class B common stock, with each of Nantahala, Wilmot B. Harkey and Daniel Mack having shared voting and dispositive power over 3,066,537 shares of our Class B common stock. The address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840. Wilmot B. Harkey and Daniel Mack are the managing members of Nantahala, and as such, may be deemed to be a beneficial owner of such shares.

(7)      Based on information known to us, the shares are owned directly through Berrard Holdings LP (“BHLP”). Subsequent to Steven Berrard’s death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard’s estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of Class A common stock and Class B common stock which may be deemed to be beneficially owned by BHLP. BHLP has voting power representing less than 1% of our outstanding Class A common stock and Class B common stock.

PROPOSAL 2: SAY ON PAY PROPOSAL

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the executive compensation tables and any related information in each such company’s Proxy Statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Exchange Act, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.

Say on Pay Resolution

This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of RideNow Group, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the RideNow Group, Inc.’s Proxy Statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, and any related information found in the Proxy Statement of RideNow Group, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee, or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

At our 2023 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, an annual Say on Pay Vote. Our Board subsequently adopted that recommendation, and each year thereafter has requested an annual advisory Say on Pay stockholder vote. Accordingly, our next advisory Say on Pay Vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2027 Annual Meeting of Stockholders.

Board Recommendation

The Board recommends a vote “FOR” the Say on Pay Proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent public accounting firm. The Audit Committee hereby reports as follows:

1.      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2025 with management.

2.      The Audit Committee has discussed with BDO the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.      The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and has discussed BDO’s independence with representatives of BDO.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2025 be included in the 2025 Annual Report, filed with the SEC on March 13, 2026.

The foregoing has been furnished by the Audit Committee:

John Rickel (Chair)

Rebecca Polak

Dominick San Angelo

This “Audit Committee Report” is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3: AUDITOR PROPOSAL

The Audit Committee has appointed BDO to serve as our independent registered public accounting firm (the “independent auditor”) for the fiscal year ending December 31, 2026 and stockholders are being asked to ratify such appointment at the Annual Meeting.

A representative of BDO is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board recommends a vote “FOR” the Auditor Proposal.

Independent Auditor’s Fees

The following table sets forth the fees for BDO during the years ended December 31, 2025 and December 31, 2024.

	2025	2024
Audit Fees(1)	$1,891,750	$2,323,000
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$1,891,750	$2,323,000

____________

(1)      Represents the aggregate fees billed by BDO for (a) professional services rendered for the audit of our annual financial statements for the years ended December 31, 2025 and December 31, 2024, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2024, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, (d) reviews of other SEC filings or correspondence, including the filing of any current reports on Form 8-K and registration statements on Forms S-3 and S-8.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by its independent registered public accounting firm. These policies and procedures are intended to ensure that the provision of such services do not impair the independent registered public accounting firm’s independence. These services may include audit services, audit related services, tax services, and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. The independent registered public accounting firm is required to provide the Audit Committee back up information with respect to the performance of such services.

All services provided by BDO during the years ended December 31, 2025 and December 31, 2024 were approved by the Audit Committee. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by the independent registered public accounting firm and requires that the Chair report to the Audit Committee any pre-approved decisions made by the Chair at the next scheduled meeting of the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Pursuant to the Audit Committee Charter, the Audit Committee has the responsibility to review and approve all transactions with related persons, as described in Item 404 of Regulation S-K under the Exchange Act. We have been a party to the following transactions since January 1, 2024, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Subordinated Loans with Related Parties

On August 25, 2025, the Company issued separate unsecured subordinated promissory notes (collectively, the “Subordinated Loans”) payable to each of SH Capital (an entity controlled by Mark Cohen), Face Canyon LLC (an entity controlled by William Coulter), and Mark Tkach (collectively, the “Lenders”) to evidence $3.3 million of unsecured subordinated loans made by each Lender to the Company. Mark Cohen is a director of the Company and a holder of the Company’s Class B common stock. William Coulter and Mark Tkach are both directors and former executive officers of the Company and holders of the Company’s Class B common stock. The Company used the aggregate gross proceeds of the Subordinated Loans, or $10.0 million, to prepay outstanding principal amounts owed under the Credit Agreement, which was a requirement set forth in Amendment No. 10 to the Credit Agreement. The Subordinated Loans bear interest at a rate of 13.0% per annum, payable semi-annually in arrears on the last business day of each February and August, beginning February 27, 2026. Interest is in-kind and capitalized to the principal balance of the Subordinated Loans. Each Subordinated Loan matures on August 31, 2028, unless earlier repaid or accelerated in accordance with its terms.

In the event a Lender participates in a Specified Equity Offering, as defined in the Subordinated Loan, the Company is required to use the net cash proceeds received from such Lender in such Specified Equity Offering to make a mandatory prepayment of such Lender’s Subordinated Loan.

Each Subordinated Loan is guaranteed on a joint and several basis by the Company’s subsidiaries that are guarantors under the Credit Agreement (each, a “Subordinated Guaranty”). Subject to the terms of the corresponding Subordinated Loan, each Subordinated Guaranty is irrevocable and unconditional and will remain in effect until all obligations under such Subordinated Note are satisfied.

The Subordinated Loans are contractually subordinated in right of payment to the loans outstanding under the Credit Agreement. Interest expense on the Subordinated Loans was $0.5 million in 2025.

Sale of Property

On December 27, 2024, the Company sold a certain dealership property in Florida to an entity controlled by William Coulter and Mark Tkach, for $4.0 million, which was deemed to be at fair market value. William Coulter and Mark Tkach are both directors and former executive officers of the Company and holders of Class B common stock. The Company then entered into an operating lease agreement on December 28, 2024 with the same entity controlled by William Coulter and Mark Tkach in which the Company leased the property back for a 10-year term and initial annual base rent of $0.3 million that increases 2% per year. This lease does not contain a purchase option.

2024 Backstop Purchase

On December 19, 2024, under the terms of the Support and Standby Purchase Agreement dated as of November 26, 2024 (the “Support and Standby Purchase Agreement”), among the Company, Mark Tkach, William Coulter and Stone House, which is managed by Mark Cohen (collectively, the “Investors”), the Company issued and sold to Stone House 349,333 shares of Class B common stock at an exercise price of $4.18 per share (the “Backstop Securities”) for an aggregate purchase price of approximately $1.5 million. The Backstop Securities represented the shares of Class B common stock that remained unsubscribed for by the stockholders of the Company as of the expiration of the subscription period of the $10.0 million 2024 Rights Offering.

In connection with the Support and Standby Purchase Agreement, other than reimbursement of legal and other fees by the Company, the Investors did not receive any fees or other remuneration. On December 19, 2024, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) by and among the Company and the Investors granting the Investors registration rights in respect of certain shares of Class B common stock (the “Registrable Securities”), as required under the Support and Standby Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company filed a resale registration statement on Form S-3 (File No. 333-287116) for the Registrable Securities on May 9, 2025, which became effective on May 16, 2025. The Registration Rights Agreement also contains indemnification and other provisions customary for transactions of this nature.

Pre-Owned Inventory Floor Plan Line

On December 6, 2024, the Company entered into a floor plan facility agreement with William Coulter, Mark Tkach and RideNow Management LLLP, an entity controlled by William Coulter and/or Mark Tkach, that provides up to $16.0 million of revolving availability that bears interest based on SOFR plus 5.0%. The amounts owed by the Company to the related parties under this facility were $6.2 million and $15.9 million as of December 31, 2025 and 2024, respectively.

Leases

As of December 31, 2025, the Company is a party to 26 leases, consisting primarily of leased dealership and office properties from related parties. Each related party lease is with a wholly owned subsidiary of the Company as the tenant and an entity controlled by William Coulter and/or Mark Tkach, as the landlord. The aggregate annual base rent payments for these leases was approximately $16.9 million in 2025, and approximately $16.4 million in 2024, with base rent increasing 2% annually. Most of the leases commenced a 20-year term on September 1, 2021. Two of the leases were entered into in 2024, one with a 20-year term containing a purchase option and the other with a 10-year term.

Termination Payment Associated with Related Party Lease

In September 2025, the Company paid a $0.5 million fee that was associated with the termination of a lease for a property that was no longer being used in operations. The lease was with an entity controlled by William Coulter and Mark Tkach, as the landlord.

Employment of Immediate Family Members

Mark Tkach has one immediate family member that is currently employed by the Company: his son, Cameron Tkach, and one immediate family member that was previously employed by the Company: his daughter-in-law (the spouse of Cameron Tkach), Samantha Tkach. Cameron Tkach was appointed Executive Vice President and Chief Operating Officer on January 13, 2025. In connection with Cameron Tkach’s appointment as Executive Vice President and Chief Operating Officer, the Company entered into an employment agreement with Cameron Tkach pursuant to which he is entitled to (i) an annual base salary of $425,000, (ii) a one-time cash bonus of $25,000, (iii) an annual performance-based bonus with a target bonus opportunity of 85% of his annual base salary, and (iv) an annual equity grant commencing in 2025 of time-based and performance-based restricted stock units with a target incentive opportunity equal to 85% of his annual base salary. Cameron Tkach received aggregate gross pay, including grants of restricted stock, of $0.5 million in 2025 in connection with his position as Executive Vice President and Chief Operating Officer and aggregate gross pay, including grants of restricted stock, of $0.4 million in 2024 in connection with his prior position as Vice President of Pre-Owned Inventory. Samantha Tkach was employed by Wholesale Express, LLC, a subsidiary of the Company, as a Sales Representative from 2010 through January 2026. Samantha Tkach received aggregate gross pay of $0.3 million in 2025 and $0.1 million in 2024.

Chesrown Use of Company Resources

As previously disclosed, in 2023, the Company began an investigation into the use of certain Company resources by its former Chairman and CEO, Marshall Chesrown. For further information on this investigation and related matters, please see Item 3 of our 2025 Annual Report. During 2023, Mr. Chesrown subleased certain warehouse space to the Company and the Company believes that Mr. Chesrown used such warehouse space, the services of Company personnel and potentially other company assets and resources for his personal benefit. Based on the information presently available to it, the Company is not able to accurately quantify for any period the dollar value of the amount involved. The Company believes, however, that the approximate dollar value of such amount for 2023 and of Mr. Chesrown’s interest therein could equal or exceed $120,000, but that such dollar value was not material to the financial condition or results of operations of the Company.

Berrard Death Benefit

In 2021, the Audit Committee approved the issuance of 154,731 shares of the Company’s Class B common stock as a gift of a death benefit to the widow and children of Steven Berrard, the Company’s former Chief Financial Officer and director. Also, in 2021, the Audit Committee approved a gift of a death benefit to the widow and children of Steven Berrard in an amount equal to (1) $1,338,400, which shall be paid in equal weekly installments beginning October 1, 2021 and ending June 30, 2024 and (2) the cash bonus paid to the Company’s Chief Executive Officer each quarter over the same period ending June 30, 2024, if and when paid to the Chief Executive Officer in accordance with the Company’s executive incentive program.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors, executive officers, and persons who beneficially own 10% or more of the Company’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2025, all such filing requirements applicable to the Company’s directors, executive officers, and greater than 10% beneficial owners were filed on a timely basis except for the following: (i) one Form 3 for each of Melissa Bengtson and Dominick San Angelo and (ii) one Form 4 for each of Michael Quartieri and Cameron Tkach reporting one and five late transactions, respectively.

Copies of 2025 Annual Report on Form 10-K

A copy of our 2025 Annual Report has been made available to all stockholders. Stockholders are referred to the 2025 Annual Report for financial and other information about the Company, but the 2025 Annual Report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

Additionally, you can find a copy of our 2025 Annual Report, which includes our financial statements for the fiscal year ended December 31, 2025, on the SEC’s website, at www.sec.gov, or in the Investors section of our website at www.RideNow.com. You may also obtain a printed copy of our 2025 Annual Report, including our financial statements, free of charge, from us by sending a written request to: Investor Relations, RideNow Group, Inc., 2677 E. Willis Road, Chandler, AZ 85286. Exhibits will be furnished upon written request and payment of an appropriate processing fee.

V93255-P50463 01) Mark Cohen 02) William Coulter 03) Miran Maric 04) Rebecca Polak 05) Michael Quartieri 06) Rachel Richards 07) John Rickel 08) Dominick San Angelo 09) Mark Tkach Nominees: 1. Election of Directors RIDENOW GROUP, INC. The Board of Directors recommends you vote FOR the following proposals: 3. Ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026. 2. Approval, on an advisory (non-binding basis), of the compensation of the Company’s named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holdersmust sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain For Against Abstain NOTE: Such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof. RIDENOW GROUP, INC. 2677 E. WILLIS ROAD CHANDLER, AZ 85286 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RDNW2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except SCAN TO VIEW MATERIALS &VOTE Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

V93256-P50463 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. RIDENOW GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL VIRTUAL MEETING OF STOCKHOLDERS JUNE 4, 2026 The stockholder(s) hereby appoint(s) Joshua Barsetti and Melissa Bengtson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A or Class B Common Stock of RideNow Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am Pacific Time on Thursday, June 4, 2026 via live webcast at www.virtualshareholdermeeting.com/RDNW2026 or any continuation, adjournment or postponement thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any continuation, adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE